                          STOCK OPTION REPLACEMENT AGREEMENT


          This Agreement ("Agreement") dated this 14 day of April, 1998, is made among C. BREWER HOMES, INC., a Delaware corporation ("Homes"), MAUNA LOA MACADAMIA PARTNERS, L.P., a Delaware limited partnership ("Partnership"), and PAUL C.T. LOO ("Optionee").

                                   R E C I T A L S:

          1. Homes maintains the C. Brewer Homes, Inc. 1993 Stock Option/Stock Issuance Plan ("Homes Option Plan") under which Optionee has been issued a certain outstanding option.

          2. Pursuant to the Amended and Restated Agreement and Plan of Merger effective as of December 18, 1997, by and between the Partnership and Homes ("Merger Agreement") which provides for the merger of Homes into the Partnership ("Merger"), no outstanding options under the Homes Option Plan shall be assumed by the Partnership or otherwise converted into a right to receive any interest in the Partnership.

          3. The parties desire to enter into this Agreement in order to provide for the cancellation of the Optionee's stock option under the Homes Option Plan and the replacement of a comparable unit option under the Unit Option Plan, subject to approval of the Unit Option Plan by the unitholders of the Partnership and consummation of the Merger.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

          1.   NONEXERCISE AND CANCELLATION OF OPTION.

          The Optionee is currently the holder of a certain unexercised stock option granted under the Homes Option Plan ("Option") as follows:

   a.    Date of Grant:              August 29, 1997

   b.    Expiration Date:            August 28, 2007

   c.    Aggregate Number of Shares of Homes Common Stock
         Subject to the Option:                              5,000




   d.    Per Share Exercise Price for the Option:            $2.4375

   e.    Aggregate Exercise Price for the Option:            $12,187.50


The Optionee hereby agrees not to exercise the Option prior to the Effective Time and, pursuant to the terms of the Homes Option Plan and this Agreement, the Option shall be canceled and shall be null and void as of the Effective Time ("Canceled Stock Option").

          2.   REPLACEMENT OPTION.

          In the manner described hereunder, the Partnership hereby agrees to grant a replacement unit option ("Replacement Unit Option") under the Unit Option Plan contingent upon (a) the consummation of the Merger, (b) the approval of the Unit Option Plan by a majority of the unitholders of the Partnership, and
(c) the Optionee's continued service as a director of Homes until immediately prior to the Effective Time and Optionee's agreement to serve as a director of the Partnership's general partner after the Effective Time. Specifically, as a replacement of the Canceled Stock Option, on an aggregate basis, the Partnership shall issue to Optionee a Replacement Unit Option to purchase the number of Class A Units of the Partnership equal to the product of the "Conversion Ratio" (as defined in the Merger Agreement) multiplied by the aggregate number of shares of Homes common stock that are subject to the Canceled Stock Option. The exercise price per unit of the Replacement Unit Option shall be equal to the exercise price per share of the Canceled Stock Option divided by the Conversion Ratio. In the event that the grant of the Replacement Unit Option would result in an option to acquire a fractional Class A Unit, such fractional Class A Unit shall not be issued, and the aggregate exercise price for the Replacement Unit Option shall be reduced by the proportionate amount of the aggregate exercise price attributable to the fractional Class A Unit.

          The Replacement Unit Option shall be exercisable in accordance with the same vesting dates and expiration date as exist under the Canceled Stock Option, disregarding acceleration of such dates attributable to the Merger. Thus, the Replacement Unit Option shall have an expiration date of ten years from the date of grant of the Canceled Stock Option, and shall be exercisable in 18 equal and successive monthly installments over the Optionee's period of service as a member of the Board of Directors of Homes or the Managing Partner or as an employee of Homes or the Partnership, with the first installment to commence upon the completion of six months of service measured from the date of grant of the Canceled Stock Option. However, unless as otherwise provided herein, the benefits, rights, and features of the Replacement Unit Option shall be governed by the terms and conditions of the Unit Option Plan. New unit option agreements granting the Replacement Unit Option under the

Unit Option Plan shall be distributed to the Optionee as soon as practicable following the Effective Time.

          The Replacement Unit Option as determined and granted in accordance with this Section 2 as of the Effective Time shall be as follows:

   a.    Date of Grant:              Effective Time

   b.    Expiration Date:            August 28, 2007

   c.    Aggregate Number of
         Partnership Units Subject to the Option:            3,333

   d.    Per Share Exercise Price for the Option:            $3.6563

   e.    Aggregate Exercise Price for the Option:            $12,186.45


          3.   DEEMED CANCELLATION OF OPTION.

          If conditions (a) and (c) of the first paragraph of Paragraph 2 are met, but the Unit Option Plan is not approved by a majority of the unitholders of the Partnership, then Homes and the Optionee agree that (a) Optionee shall not exercise the Option, (b) the Option shall become null and void at the Effective Time, and (c) in settlement of the cancellation of the Option, Homes shall make a cash or cash equivalent payment ("Option Settlement Amount") to the Optionee, in an amount, if any, equal to: (a) the aggregate number of shares of Homes common stock that are subject to the canceled Option, (b) multiplied by the average of the closing selling price per share of such common stock as reported on the NASDAQ National Market System for the 20 consecutive trading days ending on the third trading day immediately prior to the Effective Time, and (c) less the aggregate option exercise price for the Option. For this purpose, if the Homes common stock is not traded on an applicable trading date, the closing price on that date shall be equal to the closing selling price per share on the last preceding date for which such quotation exists. The Option Settlement Amount as described in this paragraph shall be paid to Optionee as of the Effective Time by the Partnership as soon as reasonably practicable after the Effective Time.

          4.   TERMINATION.

          This Agreement shall terminate automatically without further action in the event that the Merger is not consummated by August 31, 1998. Upon such termination of this

                                          3.

Agreement, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

          5.   NO RELIANCE.

          Optionee acknowledges that neither Homes nor the Partnership has provided Optionee with advice, warranties or representations regarding any of the legal or tax effects of this Agreement or the transactions contemplated hereby. Optionee represents that he has obtained such legal and tax advice with respect thereto from Optionee's own legal and tax advisors as Optionee has deemed appropriate.

          6.   REPRESENTATIONS OF OPTIONEE.

          Optionee represents that the above Section 1 accurately sets forth, as to Optionee, the number of shares of Homes common stock subject to the Option
held by Optionee and the exercise price and expiration date thereof.   Optionee
represents that Optionee is the sole legal and beneficial owner, and has good title to, the Option indicated as owned by Optionee, and that such Option is owned by Optionee free and clear of liens, security interests, charges or other encumbrances. Optionee represents that Optionee has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and that this Agreement is the valid and binding obligation of Optionee enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity. Optionee represents that the execution, delivery and performance of this Agreement will not (a) conflict with or result in the breach of, or default or actual or potential loss of any benefit under, any provision of any agreement, instrument or obligation to which the Optionee or the Optionee's spouse is a party or by which any of Optionee's properties or the Optionee's spouse's properties are bound, or give any other party to any such agreement, instrument or obligation a right to terminate or modify any term thereof; (b) require the consent or approval of any third party; (c) result in the creation or imposition of any lien, mortgage or encumbrance on the Option or any other assets of the Optionee or the Optionee's spouse; or (d) violate any law, rule or regulation to which the Optionee or the Optionee's spouse is subject.

          7.   INTEGRATION.

          This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

          8.   HEADINGS.

                                          4.

          The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          9.   NOTICES.

          Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

          If to Homes, addressed to:

               C. Brewer Homes, Inc.
               Attention: Seth A. Bakes
               255-A East Waiko Road
               Wailuku, Hawaii 96793
               Fax No.: (808) 242-5316

          If to the Partnership, addressed to:

               Mauna Loa Macadamia Partners, L.P.
               Attention: Gregory A. Sprecher
               828 Fort Street, Suite 205
               Honolulu, Hawaii 96813
               Fax No.: (808) 532-4131

                                          5.

          If to Optionee, addressed to:

               Paul C.T. Loo
               1001 Bishop Street, Suite 1600
               Honolulu, HI   96813
               Fax No.: 525-6901

or at such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 8. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, on the first business day after it was sent by overnight carrier, postage prepaid with return receipt requested, or on the fourth business day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

          10.  GOVERNING LAW.

          This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Hawaii applicable to contracts between Hawaii parties made and performed in such State.

          11.  EXPENSES.

          Each party hereto shall pay its own costs and expenses, including, but not limited to, those of its attorneys, in connection with this Agreement and transactions covered and contemplated hereby.

          12.  ATTORNEYS' FEES.

          In the event either of the parties to this Agreement brings an action or suit against the other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach by such other party of any duty or obligation created hereunder, the prevailing party in whose favor final judgment is entered shall be entitled to have and recover of and from the losing party all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including without limitation, legal fees and court costs (whether or not taxable as such).

                                          6.

          13.  NO ASSIGNMENT.

          Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Homes, the Partnership, or Optionee, in whole or in part, except that Homes may assign any of its rights, duties or obligations hereunder to the Partnership. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

          14.  COUNTERPARTS.

          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Such delivery may be accomplished by and be effective upon facsimile transmission to the other party, provided an originally executed copy of this Agreement is subsequently furnished to such party.

          15.  JURY WAIVER.

          The parties hereto agree to waive trial by jury in any dispute over this Agreement or related thereto in any manner.

           The undersigned agree to the terms of this Agreement and voluntarily enter into it with the intent to be bound thereby.



                              C. BREWER HOMES, INC.

Dated:                        By /s/ Seth A. Bakes
      ----------------           ----------------------------------------------
                                    Its: President & CEO
                                        ---------------------------------------

                                                                 "Homes"


                                          7.

                              MAUNA LOA MACADAMIA PARTNERS, L.P.

                              By Mauna Loa Resources, Inc.
                                   Its General Partner

Dated: April 14, 1998    By     Kent T. Lucien
                                   Its: President
                                        ---------------------------------------
                                                                   "Partnership"


Dated: April 14, 1998     /s/   Paul C.T. Loo
                         ------------------------------------------------------
                               PAUL C.T. LOO
                                                                      "Optionee"

                                          8.